Exhibit 10.3

VIA ELECTRONIC MAIL AND HAND DELIVERY

March 13, 2020

Christine Silverstein

Dear Christine:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your transition period with Abeona Therapeutics, Inc. (the “Company”). You and the Company agree as follows:

1.	Transition Date; Transition Period – Given your effective date of resignation of March 31, 2020, should you sign this Agreement, your effective date of transition from the Company will be June 30, 2020 (the “Transition Date”). The period between the date of this Agreement and the Transition Date will be a transition period (the “Transition Period”), during which time you agree to reasonably assist the Company with the transition of your job duties and to perform any other transition duties as may be reasonably requested by the Company (it being understood and agreed that such assistance will not require any travel or a material amount of your time) (collectively, the “Transition Duties”). The Company shall maintain, at the Company’s cost and expense, your current level of benefits (health/medical and any other applicable benefits) and salary at all times during the Transition Period.

2.	Compensation/Transition Period Benefits

(a)	The Company will pay your current annual base salary through the Transition Date in accordance with the Company’s usual payroll guidelines and practices.

(b)	On the next payroll date following the Transition Date, you will be paid an amount equal to $80,000 in respect of to your prorated target bonus for 2020.

(c)	You will further be paid for any accrued but unused vacation days, and will be reimbursed for previously submitted, but un-reimbursed, business expenses in accordance with the Company’s usual guidelines and practices.

(d)	Following your Transition Date, provided that: (i) you have satisfactorily performed the Transition Duties set forth in Paragraph 1 in all material respects and complied with your other obligations under this Agreement in all material respects, including your obligations under Section 4 below (it being understood and agreed that the Company will provide you written notice of any such non-compliance and that you will be deemed to have complied with any such obligations if you cure such non-compliance, if curable, within five (5) days following the receipt of such notice); (ii) you have executed this Agreement on or before March 31, 2020, and you did not exercise your right to revoke during the 7-day revocation period specified in Paragraph 9; and (iii) you execute a formal release in a form substantially similar to Attachment A (the “Final Release”) on, and not before, the Transition Date, and you do not exercise your right to revoke during the 7-day revocation period specified in Attachment A, in consideration for your release and waiver of claims and other commitments set forth herein and in Attachment A:

(i)	The Company will pay you transition pay in the form of a twelve (12) week continuation of your base salary, less all applicable state and federal taxes and withholdings (such twelve (12) week period, the “Transition Period”). The transition pay will be paid as salary continuation in accordance with the Company’s normal payroll practices.

(ii)	The Company shall make a lump-sum payment within 30 days following the Transition Date equal to the COBRA premiums that you would pay if you elected continued health coverage under the Company’s health plan for you and your dependents for the three-month period following the Transition Date, based on the COBRA rates in effect at the Transition Date.

(e)	You will be entitled to receive your vested accrued benefits, if any, under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.

You will not be eligible for, nor shall you have a right to receive, any payments from the Company following the Transition Date other than, as applicable, the amounts set forth in subparagraphs (a), (b), (c), (d) and (e) above or except as otherwise agreed upon in writing by the Company and except as set forth in paragraph 4 below.

3.	Release — In consideration of your continued employment with the Company through the Transition Period and your eligibility to receive payment of the severance benefits described in Paragraph 2, both of which you acknowledge you would not otherwise be entitled to receive, you waive, subject to Paragraph 3a below, all claims available under federal, state or local law against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act; the New York State Human Rights Law, the New York State Executive Law, the New York State Civil Rights Law, the retaliation provisions of the New York State Workers’ Compensation Law, the New York Labor Law, the New York City Human Rights Law, and the New York City Administrative Code; as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.

a.	The only claims not being waived, released and discharged by this Agreement are (i) those that relate to your rights and remedies under this Agreement, (ii) any rights to indemnification exculpation and/or contribution to which you are entitled as of the date hereof pursuant to the Company’s and its affiliates organizational documents, any indemnification or similar agreement or applicable law (and any rights under any insurance policies of the Company or its affiliates), and (iii) those that cannot be waived as a matter of applicable law; any claims you may have to government-sponsored and administered benefits such as unemployment insurance, workers’ compensation insurance (excluding claims for retaliation under workers’ compensation laws), state disability insurance and paid family leave insurance benefits; and any benefits that vested on or prior to the Transition Date pursuant to a written benefit plan sponsored by the Company and governed by the ERISA.

b.	Nothing in this Agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits or personal relief in connection with any such claim, charge or proceeding).

c.	You hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against the Company or any other member of the Company or any of their respective shareholders, officers, employees, directors, shareholders or agents.

4.	Post-Separation Obligations/Non-Disparagement

(a) Subject to Paragraph 5, you acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any nonpublic information concerning the Company’s business affairs, business prospects and financial condition. You agree that you will not make any public statement intended to disparage the Company. The Company agrees that it will not issue or authorize any public statement intended to disparage you.

5.	Disclosure Exceptions - Nothing in this Agreement or the Final Release shall prohibit or restrict you from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct.

6.	Amendment - This Agreement and the Final Release shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by the parties hereto or their duly authorized representatives. This Agreement and the Final Release are binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

7.	Confidentiality of this Agreement - Subject to Paragraph 5, you understand and agree that in exchange for the consideration set forth above, both during the Transition Period and thereafter, the terms and conditions of this Agreement, the Final Release, and the contents of any negotiations and discussions resulting in this Agreement and the Final Release, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except (i) to the extent required by federal or state law or otherwise agreed to in writing by the Company or (ii) in connection with the enforcement of your rights under this Agreement; provided that you and the Company shall be entitled to make third parties (including your prospective employers) aware of this Agreement and your obligations under this Agreement (including those set forth in Paragraph 14 hereof).

8.	Nature of Agreement - You understand and agree that this Agreement and the Final Release represent a severance agreement and do not constitute an admission of liability or wrongdoing on the part of the Company.

9.	Acknowledgments - You acknowledge that you are being provided at least twenty one (21) days to consider this Agreement, including all attachments hereto, and that the Company hereby advises you to consult with an attorney of your own choosing prior to signing this Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after execution, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day period. You understand and agree that by entering into this Agreement you are waiving any and all rights or claims you may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled. You agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

10.	Taxes — All payments hereunder will be subject to applicable deductions and withholdings. You shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the your “separation from service” (within the meaning of such term under Section 409A of the Code) and each payment made under this Agreement shall be treated as a separate payment. In no event shall you, directly or indirectly, designate the calendar year of payment, except as permitted under Section 409A of the Code.

11.	Further Cooperation — You agree that, during and after the term of this Agreement, you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company in any capacity with respect to matters of which you were involved or had knowledge while employed by the Company. To that end, you agree to cooperate with the Company in connection with any pending or future investigation or pending or threatened litigation matters, lawsuits or administrative proceedings in which the Company believes you are an individual with knowledge concerning the subject thereof. In particular, but without limitation, you agree to make yourself available for meetings, interviews, depositions, and court appearances, as reasonably requested by the Company, and to otherwise reasonably assist the Company in connection with any such investigation or litigation, or other proceedings. You also agree to provide the Company with any and all documents which may be in your possession that may concern the subject matter of any pending or future investigation or litigation. You understand that the Company will reimburse you for all reasonable, documented out-of-pocket expenses incurred as a result of my obligations under this paragraph in accordance with the Company’s then-applicable Expense Guidelines.

12.	Exercise of Stock Options — You understand that you are not entitled to any future grants of stock or stock options. In accordance with the Stock Option Agreements and Prospectus, you understand that all stock options will continue to vest only during the time that you are an officer, director or advisor to the Company (including during the 3 month period that you assisting with the transition of duties to the Company under Section 4(b) of this Agreement). After such time, any options will cease to vest and must be exercised by the earlier of (a)12 months after you are no longer an officer, director or advisor to the Company (the “Exercise Period”) or (b) the expiration of the option. You further understand that upon death or disability, all stock options that have vested as of such date, if any, must be exercised within twelve months of said death or disability.

13.	Agreement Not to Seek Rehire — You agree that, without prior written Company approval, you will not seek or accept employment with the Company (including all subsidiaries and affiliates), including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider you for any future employment or assignment.

14.	Restrictive Covenants – The below are the only restrictive covneants that are applicable to you.

(a)	Non-Competition — In consideration for the promises made by the Company herein, you agree that you shall not, during the 12 week period after the Transition Date (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, advisor, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership by you of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Paragraph 14, so long as you do not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any person or entity that, on the Transition Date, is engaged, directly or indirectly, in a business of developing or commercializing biopharmaceutical therapies for those therapeutic indications that the Company or its subsidiaries has either commercialized products or programs in clinical development or has undertaken material efforts to so engage on the date of this agreement, in any country or territory in which on the date of this agreement the Company or any of its affiliates markets any of its services or products or has material plans to begin marketing any of its services or products in such country or territory; provided, that if such business of any such person or entity which otherwise would be a Restricted Enterprise is immaterial to the other businesses of such person or entity and part of a separate division or subsidiary from that which you are then employed, then such person or entity shall not be deemed to be a Restricted Enterprise.

(b)	Non-Solicitation of Employees — During the Restriction Period, you shall not directly or indirectly, hire, contact, recruit, induce or solicit (or assist any person to hire, contact, induce or solicit) for employment or other services any person who is, or within twelve (12) months prior to the date of such hiring, contacting, inducing or solicitation was, an employee, independent contractor, or consultant of the Company or any of its subsidiaries. For purposes of this Paragraph 14, independent contractors and consultants refer to such persons, companies, or entities that on or prior to the Transition Date performed services related to the business of the Company.

(c)	Non-Solicitation of Customers — During the Restriction Period, you shall not directly or indirectly, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former, or prospective customers for purposes of offering or accepting goods or services for Restricted Enterprises or cause any such customer to terminate or diminish their commercial relationship with the Company. For purposes of this Agreement, a “prospective customer” is any person or entity with whom the Company is or was engaged in material communications with respect to potential business transactions at the time of employment termination or six (6) months prior to date of the Transition Date.

15.	Entire Agreement — This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company (including, without limitation, the Retention Agreement (other than Section 3 thereof, which will remain in full force and effect)). This Agreement may be amended only by a written document signed by the parties hereto.

16.	Voluntary Assent — You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Paragraph 3. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.

17.	Waiver — The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

18.	Severability — In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

19.	Counterparts — This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

20.	Notices — All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return-receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

If to the Company:

Abeona Therapeutics

1330 Avenue of the Americas

New York, NY 10019

Attention: Kristina Maximenko, HR

Telephone: (781) 267-4056

Email: lcmaximenko@abeonatherapeutics.com

If to you:

At your address on file with the Company.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent

21.	Applicable Law - This Agreement shall be governed by the laws of New York without reference to that jurisdiction’s choice of law rules.

Very truly yours,

Abeona Therapeutics, Inc.

By:	/s/ Steven H. Rouhandeh
Steven H. Rouhandeh
Executive Chairmain

I hereby agree to the terms and conditions set forth above. I intend that this Agreement become a binding agreement between me and the Company. I further understand that payment of the consideration and other benefits described herein is conditioned upon my timely execution, return and non-revocation of this Agreement and the Final Release.

/s/ Christine Silverstein

Date: March 14, 2020

Christine Silverstein

ATTACHMENT A

FINAL RELEASE OF CLAIMS

1.	Release - In consideration of the transition benefits set forth in the Agreement to which this Final Release of Claims (the “Final Release”) is attached, which you acknowledge you would not otherwise be entitled to receive, you waive, subject to the exceptions specified below, all claims available under federal, state or local law against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act; the New York State Human Rights Law, the New York State Executive Law, the New York State Civil Rights Law, the retaliation provisions of the New York State Workers’ Compensation Law, the New York Labor Law, the New York City Human Rights Law, and the New York City Administrative Code; as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.

The only claims not being waived, released and discharged by this Final Release are (i) those that relate to your rights and remedies under this Agreement, (ii) any rights to the indemnification exculpation and/or contribution to which you are entitled as of the date hereof pursuant to the Company’s and its affiliates organizational documents, any indemnification or similar agreement or applicable law (and any rights under the insurance policies of the Company or its affiliates) and (iii) those that cannot be waived as a matter of applicable law; any claims you may have to government-sponsored and administered benefits such as unemployment insurance, workers’ compensation insurance (excluding claims for retaliation under workers’ compensation laws), state disability insurance and paid family leave insurance benefits; and any benefits that vested on or prior to the Transition Date pursuant to a written benefit plan sponsored by the Company and governed by ERISA.

Nothing in this Final Release prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

2.	Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided in the Agreement.

3.	Return of Company Property - You agree that you have returned all Company property, including but not limited to keys, ID card, cell phone, PDA, thumb drive, and Company documents and information (either hard copy or electronic) other than records related solely to your own compensation or benefits. To the extent you have any Company material or information stored on any personal electronic devices, you represent and warrant that you have destroyed all such information currently known to you (subject to any litigation preservation directive then in effect) and that you will cooperate with the Company to ensure the return and permanent deletion of all such material and information discovered in the future.

4.	Acknowledgments - You acknowledge that you are being provided twenty-one (21) days to consider this Final Release and that the Company hereby advises you to consult with an attorney of your own choosing prior to signing this Final Release. You understand that you may revoke this Final Release for a period of seven (7) days after you sign it by notifying me in writing, and the Final Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Final Release, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

I hereby provide this Final Release as of the current date and acknowledge that the execution of this Final Release is in further consideration of the severance benefits to which I acknowledge 1 would not be entitled i f I did not sign this Final Release. I intend that this Final Release become a binding agreement between the Company and me i f I do not revoke my acceptance in seven (7) days.

Christine Silverstein	Date

To be signed and returned within 21 days after the Transition Date, but not before the Transition Date